EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-4 of Sterling Bancorp of our report dated November 28, 2014, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended September 30, 2014 of Sterling Bancorp, our report dated March 6, 2015, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Transition Report on Form 10-K for the transition period from October 1, 2014 to December 31, 2014 of Sterling Bancorp, and to the reference to us under the caption “Experts”.

Crowe Horwath LLP

New York, New York

March 13, 2015